EXHIBIT 23.0

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Enzon Pharmaceuticals, Inc.:

We consent to the incorporation by reference in the Registration Statement Nos. 333-101898, 333-64110, and 333-18051 on Form S-8 and Registration Statement Nos. 333-01535, 333-32093, 333-46117, 333-58269,333-30818 and 333-67506 on Form S-3
of Enzon Pharmaceuticals, Inc. of our report dated August 17, 2004 with respect to the consolidated balance sheets of Enzon Pharmaceuticals, Inc. and subsidiaries as of June 30, 2004 and 2003 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2004, and the related consolidated financial statement schedule, which report appears in the June 30, 2004 annual report on Form 10-K of Enzon Pharmaceuticals, Inc.


/s/ KPMG LLP

Short Hills, New Jersey
September 13, 2004


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